Exhibit 99.1

NEWS RELEASE
Corporate Headquarters 96 South George Street York, Pennsylvania 17401 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	John P. Jacunski	Eileen L. Beck
	(717) 225-2794	(717) 225-2793

GLATFELTER REPORTS FIRST QUARTER 2018 EARNINGS

YORK, Pennsylvania – May 1, 2018 – Glatfelter (NYSE: GLT) today reported first quarter of 2018 net income of $5.7 million, or $0.13 per diluted share compared with $11.6 million, or $0.26 per diluted share in the first quarter of 2017.  Adjusted earnings for the first quarter of 2018 were $8.6 million, or $0.19 per diluted share compared with $17.2 million, or $0.39 per diluted share for the same period a year ago.  Adjusted earnings is a non-GAAP measure for which a reconciliation is provided within this release.

Consolidated net sales totaled $410.6 million and $390.7 million for the three months ended March 31, 2018 and 2017, respectively.  Foreign currency translation favorably impacted the year-over-year comparison by $21.8 million.  On a constant currency basis, Composite Fibers’ net sales were essentially flat and Advanced Airlaid Materials’ increased by 7.8%.  Specialty Papers’ net sales declined 3.1% in the year-over-year comparison.

“Our engineered materials businesses continued to deliver solid performance in the first quarter despite a higher raw material inflation environment,” said Dante C. Parrini, Chairman and Chief Executive Officer.  “Our Advanced Airlaid Materials business grew shipments by 6% over the prior year period driven by hygiene, wipes and home care products.  This business also achieved a major strategic milestone this quarter – beginning production and commercial shipments from our new facility in Fort Smith, Arkansas.  In Composite Fibers, growth in wallcover and technical specialty products drove a 3% increase in shipments and a 6% improvement in operating profit.”

Mr. Parrini continued, “Profitability for our Specialty Papers business was down, but in-line with our expectations.  However, we are encouraged by improving supply-demand conditions from industry capacity reductions that have resulted in an increase in operating rates and improved pricing dynamics.  This enabled us to achieve volume growth of 1.3% and an increase in average selling prices of $33 per ton compared with the fourth quarter of 2017.  We expect prices to continue moving higher in the coming quarters as operating rates remain high.”

“Looking ahead, our engineered materials businesses represent significant opportunity for Glatfelter as we remain focused on accelerating growth.  We are excited about the prospects for Advanced Airlaid Materials, and we expect the Fort Smith facility to enable this business to deliver projected volume growth of 10% to 12% this year.  Demand for our Composite Fibers products remains strong and we believe its performance will continue to strengthen throughout the year.  We will continue our unrelenting pursuit of cost efficiencies and process improvements across our business as we work to offset rising input costs.  In addition, we anticipate our cash flow profile to improve significantly with the major capital programs now behind us,” Parrini concluded.

As announced in February, the Company made the decision to review strategic alternatives for its Specialty Papers business.  Its review is ongoing and there can be no assurance that this review will result in a particular outcome.

- more -

Glatfelter Reports First Quarter 2018 Earnings	page 2

The following table sets forth a reconciliation of net income on a GAAP basis to adjusted earnings, a non-GAAP measure:

	Three months ended March 31
	2018		2017
In thousands, except per share	Amount	EPS	Amount	EPS

Net income	$5,716	$0.13	$11,603	$0.26
Adjustments (pre-tax)
Costs related to strategic initiatives	2,109		—
Airlaid capacity expansion costs	3,033		1,958
Cost optimization actions	—		2,013
Specialty Papers' environmental compliance	—		2,264
Timberland sales and related costs	(1,115)		—
Total adjustments (pre-tax)	4,027		6,235
Income taxes (1)	(955)		(682)
U.S. Tax Reform	(180)		—
Total after-tax adjustments	2,892	0.06	5,553	0.12
Adjusted earnings	$8,608	$0.19	$17,156	$0.39

(1)	Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated and the related impact of valuation allowances.

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

A description of each of the adjustments presented above is included later in this release.

First Quarter Business Unit Results

Composite Fibers

	Three months ended March 31
Dollars in thousands	2018	2017	Change

Tons shipped	40,047	38,787	1,260	3.2%
Net sales	$141,598	$125,103	$16,495	13.2%
Operating income	15,289	14,438	851	5.9%
Operating margin	10.8%	11.5%

Composite Fibers’ net sales increased $16.5 million, or 13.2%, primarily due to a 3.2% increase in shipping volumes, a $16.7 million favorable impact from currency translation and $0.3 million from higher selling prices.

Composite Fibers’ first quarter of 2018 operating income totaled $15.3 million, an increase of $0.9 million compared to the year-ago period.  The benefit of higher shipping and production volumes partially offset the $3.5 million unfavorable impact from higher raw material prices.  Foreign currency translation favorably impacted operating income by $1.3 million.

Advanced Airlaid Materials

	Three months ended March 31
Dollars in thousands	2018	2017	Change

Tons shipped	26,286	24,826	1,460	5.9%
Net sales	$69,609	$59,838	$9,771	16.3%
Operating income	7,217	7,092	125	1.8%
Operating margin	10.4%	11.9%

Advanced Airlaid Materials’ net sales increased $9.8 million, or 16.3% primarily due to a 5.9% increase in shipping volumes, a $5.1 million favorable impact of currency translation and $0.7 million from higher selling prices.

Operating income for the first quarter of 2018 totaled $7.2 million, or 1.8% higher than the comparable period a year ago.  Higher selling prices were more than offset by higher input costs and other general cost inflation totaling $1.2 million.  Foreign currency translation increased operating income by $0.4 million.

Glatfelter Reports First Quarter 2018 Earnings	page 3

Specialty Papers

	Three months ended March 31
Dollars in thousands	2018	2017	Change

Tons shipped	188,440	197,223	(8,783)	(4.5)%
Net sales	$199,440	$205,772	$(6,332)	(3.1)%
Energy and related sales, net	1,428	1,129	299	26.5%
Operating income	2,370	13,536	(11,166)	(82.5)%
Operating margin	1.2%	6.6%

Specialty Papers’ net sales decreased $6.3 million, or 3.1%, reflecting the permanent shutdown of a machine in the third quarter of 2017, partially offset by a more favorable mix of products sold.

Specialty Papers’ operating income totaled $2.4 million in the first quarter of 2018, a decrease of $11.2 million compared with the same period a year ago.  Higher raw material and energy prices adversely impacted results by approximately $5.6 million. Higher freight costs and depreciation expense negatively impacted results by $1.1 million and $0.9 million, respectively.  In addition, transition costs associated with the machine shutdown, severe weather and water quality issues, partially offset by the benefits of workforce reductions efforts, adversely impacted earnings by $3.4 million.

Other Financial Information

In the first quarter of 2018, the Company recorded a provision for income taxes of $2.8 million on pre-tax income of $8.5 million.  On adjusted earnings, the provision for income taxes totaled $3.9 million on adjusted pre-tax earnings of $12.5 million.  The effective tax rate on adjusted earnings was 31.2% in the first quarter of 2018 compared to 28.1% in the same quarter a year ago.  The higher rate in 2018 primarily reflects the impact of the 2017 U.S. tax reform.

Balance Sheet and Other Information

Cash and cash equivalents totaled $117.3 million as of March 31, 2018, and net debt was $388.5 million compared with $365.2 million at the end of 2017.  (Refer to the calculation of this measure provided in the tables at the end of this release.)

Capital expenditures during 2018 and 2017 are summarized below:

Capital Expenditures	Three months ended March 31
In thousands	2018	2017

Airlaid capacity expansion	$11,320	$9,550
Specialty Papers' environmental compliance projects	-	7,694
Normal capital expenditures	15,248	19,539
Total capital expenditures	$26,568	$36,783

Adjusted free cash flow for the first three months of 2018, was $(7.6) million compared with $(12.0) million in 2017.  (Refer to the calculation of these measures provided in this release.)

Glatfelter Reports First Quarter 2018 Earnings	page 4

Outlook

Composite Fibers’ shipping volumes in the second quarter of 2018 are expected to be approximately 5% higher than the first quarter with an improved mix.  Selling prices are expected to be in-line with the first quarter and raw material and energy prices are expected to increase moderately.

Advanced Airlaid Materials’ shipping volumes in the second quarter of 2018 are expected to be approximately 3% higher than 2018 first quarter. For the full-year 2018, we anticipate shipping volumes to be 10% to 12% higher than 2017. Selling prices and raw material and energy prices are expected to increase slightly when compared to the first quarter of this year.

Specialty Papers’ shipping volumes in the second quarter are expected to be 5% below the first quarter of 2018 reflecting the annual maintenance outages at both mills.  Average selling prices are expected to increase $30/ton and we expect raw material and energy prices to increase slightly; however, energy consumption is expected to be seasonally lower in the second quarter.  The adverse impact of operational challenges related to machine transition costs, weather and water quality issues totaling approximately $5 million in the first quarter are not anticipated to impact the second quarter.  The Company also plans to complete the annual maintenance outages at its U.S. facilities in the second quarter of 2018, which are expected to adversely impact operating income by approximately $26 million to $28 million compared with $22.9 million in the second quarter of 2017.

Consolidated capital expenditures for the year are expected to be between $67 million and $72 million.

The effective tax rate on adjusted earnings is expected to be approximately 33% in 2018 compared with 19% for 2017.

Conference Call

As previously announced, the Company will hold a conference call at 11:00 a.m. (Eastern) today to discuss its first quarter results.  The Company’s earnings release and an accompanying financial supplement, which includes significant financial information to be discussed on the conference call, will be available on Glatfelter’s Investor Relations website at the address indicated below.  Information related to the conference call is as follows:

What:	Glatfelter’s 1st Quarter 2018 Earnings Release Conference Call

When:	Tuesday, May 1, 2018, 11:00 a.m. (ET)

Number:	US dial 888.335.5539

International dial 973.582.2857

Conference ID:	8795215

Webcast:	http://www.glatfelter.com/about_us/investor_relations/default.aspx

Rebroadcast Dates:	May 1, 2018, 2:00 p.m. through May 15, 2018, 11:59 p.m.

Rebroadcast Number:	Within US dial 855.859.2056

International dial 404.537.3406

Conference ID:	8795215

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register, download and install any necessary audio software.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, “targets”, and similar expressions to identify forward-looking statements.  Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to: changes in industry, business, market, and economic conditions in the U.S., demand for or pricing of its products, market growth rates and currency exchange rates.  In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue

Glatfelter Reports First Quarter 2018 Earnings	page 5

reliance on these forward-looking statements.  The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.  More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Glatfelter is a global supplier of specialty papers and engineered materials, offering innovation, world-class service and over a century and a half of technical expertise.  Headquartered in York, PA, the Company employs approximately 4,200 people and serves customers in over 100 countries. U.S. operations include facilities in Arkansas, Pennsylvania and Ohio. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, and sales and distribution offices in the U.S., China and Russia.  Glatfelter’s sales approximate $1.6 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT.  Additional information may be found at www.glatfelter.com.

P. H. Glatfelter Company and subsidiaries

Consolidated Statements of Income

(unaudited)

	Three months ended March 31
In thousands, except per share	2018	2017
Net sales	$410,647	$390,713
Energy and related sales, net	1,428	1,129
Total revenues	412,075	391,842
Costs of products sold	363,169	336,213
Gross profit	48,906	55,629
Selling, general and administrative expenses	37,063	34,877
(Gains) losses on dispositions of plant, equipment
and timberlands, net	(1,554)	32
Operating income	13,397	20,720
Non-operating income (expense)
Interest expense	(5,195)	(4,008)
Interest income	54	113
Other, net	229	812
Total non-operating expense	(4,912)	(3,083)
Income before income taxes	8,485	17,637
Income tax provision	2,769	6,034
Net income	$5,716	$11,603

Earnings per share
Basic	$0.13	$0.27
Diluted	0.13	0.26
Cash dividends declared
per common share	$0.13	$0.13
Weighted average shares outstanding
Basic	43,700	43,583
Diluted	44,567	44,493

We adopted the provisions of Accounting Standards Update No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (“ASU 2017-07”) which requires entities to present the service cost component of net periodic benefit costs in operating profit along with other employee compensation costs.  All other components of net periodic benefit costs are to be presented below the determination of operating income in “Other, net”.  As a result of applying the ASU, Costs of products sold for the first quarter of 2017 was increased by $1.3 million and Selling, general and administrative expenses were reduced by $0.2 million and the offsetting net reclassification reduced Non-operating expense by $1.1 million.  The adoption of the ASU only required reclassification of amounts of net periodic benefit costs and did not impact the amount of net income reported.

Glatfelter Reports First Quarter 2018 Earnings	page 6

Business Unit Financial Information

(unaudited)

Three months ended March 31
Dollars in millions	Composite Fibers		Advanced Airlaid Materials		Specialty Papers		Other and Unallocated		Total
	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
Net sales	$141.6	$125.1	$69.6	$59.8	$199.4	$205.8	$—	$—	$410.6	$390.7
Energy and related sales, net	—	—	—	—	1.4	1.1	—	—	1.4	1.1
Total revenue	141.6	125.1	69.6	59.8	200.8	206.9	—	—	412.1	391.8
Costs of products sold	114.7	99.6	59.7	50.5	186.5	179.9	2.3	6.2	363.2	336.2
Gross profit (loss)	26.9	25.5	9.9	9.3	14.3	27.0	(2.3)	(6.2)	48.9	55.6
SG&A	11.6	11.1	2.7	2.2	11.9	13.5	10.9	8.1	37.1	34.9
(Gains) losses on dispositions of plant, equipment
and timberlands, net	—	—	—	—	—	—	(1.6)	-	(1.6)	-
Total operating income (loss)	15.3	14.4	7.2	7.1	2.4	13.5	(11.6)	(14.3)	13.4	20.7
Non operating expense	—	—	—	—	—	—	(4.9)	(3.1)	(4.9)	(3.1)
Income (loss) before income taxes	$15.3	$14.4	$7.2	$7.1	$2.4	$13.5	$(16.5)	$(17.4)	$8.5	$17.6

Supplementary Data
Net tons sold (thousands)	40.0	38.8	26.3	24.8	188.4	197.2	—	—	254.8	260.8
Depreciation, depletion and amortization	$7.4	$6.8	$2.8	$2.3	$8.1	$7.2	$1.1	$1.0	$19.4	$17.3
Capital expenditures	5.1	4.7	13.2	10.6	6.5	18.3	1.8	3.2	26.6	36.8

The sum of individual amounts set forth above may not agree to the consolidated financial statements included herein due to rounding.

Selected Financial Information

(unaudited)

	Three months ended March 31
In thousands	2018	2017

Cash Flow Data
Cash provided (used) by:
Operating activities	$7,659	$7,561
Investing activities	(24,901)	(36,783)
Financing activities	15,842	30,479

Depreciation, depletion and amortization	19,431	17,282
Capital expenditures	26,568	36,783

	March 31	December 31
	2018	2017
Balance Sheet Data
Cash and cash equivalents	$117,277	$116,219
Total assets	1,764,612	1,730,795
Total debt	505,738	481,396
Shareholders’ equity	723,992	708,928

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a measure of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure.  The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP.  Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consist of the production and sale of specialty papers, composite fibers papers and airlaid non-woven materials.  Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods.  For purposes of determining adjusted earnings, the following items are excluded:

Glatfelter Reports First Quarter 2018 Earnings	page 7

•	Costs related to strategic initiatives. These adjustments primarily reflect one-time professional and legal fees incurred directly related to evaluating certain strategic initiatives.
•

Airlaid capacity expansion costs. These adjustments reflect non-capitalized, one-time costs incurred related to the start-up of a new airlaid production facility in Fort Smith, Arkansas and implementation of a new business system.

•

Cost optimization actions. These adjustments reflect charges incurred in connection with initiatives to optimize the cost structure of certain business units in response to changes in business conditions.  The costs are primarily related to headcount reduction efforts, asset write-offs and certain contract termination costs.

•

Specialty Papers environmental compliance. These adjustments reflect non-capitalized, one-time costs incurred by the business unit directly related to the compliance with the U.S. EPA Best Available Retrofit Technology rule and the Boiler Maximum Achievable Control Technology rule.  This adjustment includes costs incurred during the transition period in which the newly installed equipment was brought on-line.

•

Timberland sales and related costs. These adjustments exclude gains from the sales of timberlands as these items are not considered to be part of our core business, ongoing results of operations or cash flows.  These adjustments are irregular in timing and amount and may significantly impact our operating performance.

•

U.S. Tax Reform. These adjustments reflect amounts estimating the impact of the Tax Cuts and Jobs Act (“TCJA”) which was signed into law on December 22, 2017.  The TCJA includes, among many provisions, a tax on the mandatory repatriation of earnings of the Company’s non-U.S. subsidiaries and a change in the corporate tax rate from 35 % to 21%.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period.  However, non-GAAP adjusted earnings provide a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period.  Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Calculation of Adjusted Free Cash Flow	Three months ended March 31
In thousands	2018	2017

Cash from operations	$7,659	$7,561
Less: Capital expenditures	(26,568)	(36,783)
Add back: Airlaid capacity expansion	11,320	9,550
Add back: Specialty Papers' environmental compliance projects	—	7,694
Adjusted free cash flow	$(7,589)	$(11,978)

Net Debt	March 31	December 31
In thousands	2018	2017

Current portion of long-term debt	$11,607	$11,298
Long term debt	494,131	470,098
Total	505,738	481,396
Less: Cash	(117,277)	(116,219)
Net Debt	$388,461	$365,177